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          (THE LETTERHEAD OF SITRICK KRANTZ & COMPANY INC. GOES HERE)

                                                                    Exhibit 99.2



                                          Contact:     Sandra Sternberg
                                                       Rivian Bell
                                                       Lance Ignon
                                                       Sitrick Krantz & Company
                                                       818/385-2287
                                                       310/788-2850


                  HOUSE OF FABRICS APPOINTS NEW BOARD MEMBER
                          TO HELP GUIDE RESTRUCTURING



     SHERMAN OAKS, CALIF -- NOVEMBER 4, 1994 -- House of Fabrics (NYSE:HF) today announced the appointment to its board of directors of William W. Pennell, a former consultant specializing in corporate turnarounds and reorganizations and a former trustee for the Chapter 11 reorganization of Paramount Petroleum. Mr. Pennell, 65, replaces Daniel Greenberg, who resigned from the Company's board of directors because of the added time commitment required of the board during the Company's financial restructuring.

     Barney Sofro, chairman of House of Fabrics, said, "Daniel Greenberg has been a valuable member of the board, and we regret his departure. We are fortunate, however, to have William Pennell, whose vast experience with successful corporate restructurings will be a tremendous asset to House of Fabrics as we move ahead with building a stronger company."

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House of Fabrics - 2-2-2-2




     In addition to his experience as a consultant and Chapter 11 trustee, Mr. Pennell was managing director of The Seidler Companies, a Los Angeles-based investment bank. He currently serves on the boards of directors of Dolco Packaging Corp., Davis Wire Corp., and Hawaiian Communications Corp.

     House of Fabrics, which operates 427 company-owned and operated retail fabric and craft stores in California and 40 other states, as well as corporate offices in Sherman Oaks, Calif., and a distribution center and processing plant in Mauldin, S.C., filed to restructure under Chapter 11 of the Bankruptcy Code on November 2, 1994.


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